EXECUTIVE CHANGE OF CONTROL AGREEMENT


                  This Change of Control Agreement (this "Agreement") is dated as of December 2, 1999, by and between First Aviation Services Inc. ("FAvS" or "the Company"), a Delaware Corporation and John A. Marsalisi, an individual (the "Executive").


                                   WITNESSETH:

                  WHEREAS the Company considers it to be in the best interests of its stockholders to foster the continuous employment of key management personnel, and believes that the possibility of a "Change of Control" event involving the Company and the uncertainty and questions which it may raise among management may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders;

                  WHEREAS, the Board of Directors has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a "Change of Control" event involving the Company;

                  NOW, THEREFORE, in consideration of the mutual premises set forth below and for other good and valuable consideration, in order to induce the Executive to remain in the employ of the Company, the Company agrees that the Executive shall receive the severance benefits set forth in this Agreement in the event his employment with the Company terminates subsequent to a "Change of Control" of the Company under the circumstances described below:


I.      DEFINITIONS

                         Definitions.  For purposes of this Agreement, the
following definitions shall be applicable to the terms set forth below:

                  (a) Annual Salary. "Annual Salary" shall mean the Executive's Annual Salary then in effect, pursuant to the Executive's Employment Agreement before any deductions, exclusions, deferrals or contributions under any Company plan or program, but excluding, bonuses, incentive compensation, employee benefits or any other non-salary forms of compensation.

                  (b) Cause. "Cause" shall mean only the following:
                  (i) continued failure by the Executive after receipt of written notice thereof to perform his duties hereunder or those duties which may, from time to time, be reasonably requested by the Chief Operating Officer or the Chief Executive Officer of the Company (other than such failure resulting from the Executive's incapacity due to physical or mental illness), as determined by the independent members of the Board of Directors in their reasonable discretion; (ii) misconduct by the Executive which is materially injurious to the Company; (iii) conviction of or
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                  pleading no contest to a felony or crime of moral turpitude;
                  (iv) habitual drunkenness or drug use by the Executive; (v) failure to uphold the policies of the Company and/or action by the Executive beyond the scope of his employment, as such scope is set by the Chief Operating Officer or the Chief Executive Officer of the Company from time to time; (vi) a material breach of this Agreement by the Executive.

                  (c) Change of Control. A "Change of Control" shall occur if during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors cease for any reason to constitute less than one half of the membership of the board, unless the election, or the nomination for election by the Company's shareholders of each Director first elected during such period was approved by a vote of at least two-thirds of the Directors then still in office who were Directors at the beginning of any such period.


II      SEVERANCE PRIOR TO CHANGE OF CONTROL

                  If during the term of this agreement, no Change of Control has occurred and the Executive's employment with the Company is terminated for any reason, this agreement shall not apply and Executive shall be entitled to receive severance if such payments are appropriate under the provisions of said Executive's Employment Agreement with the Company, if any. In the absence of an Employment Agreement, then said Executive shall be entitled to severance in accordance with the Company's applicable severance policy. The Company shall not discharge the Executive in anticipation of a Change of Control in order to avoid the Company or its successor's obligations under this agreement.


III     SEVERANCE AFTER CHANGE OF CONTROL

                  If during the term of this Agreement and following a Change of Control, Executive's employment with the Company is terminated for any reason, including his/her voluntary resignation, but other than by (i) death, (ii) Cause, or (iii) Disability, Executive shall be entitled to receive, subject to applicable federal, state and or local taxes and other amounts required by governmental authorities to be withheld or deducted, the payment by the Company of an amount equal to two times the Executive's Annual Salary as of the date of the Change of Control. The Company shall make payment to the Executive in twelve equal monthly installments beginning on the first day of the calendar month following the date of such termination and on the first day of each of the next eleven calendar months thereafter.


IV      EQUALIZATION

     (a) In the event it shall be determined that any payment or distribution by the Company or any of its subsidiaries or affiliates, to or for the benefit of the Executive in accordance with Section III above or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option agreement (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (such tax, together with any interest and penalties, being hereafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (an "Equalization Payment") in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed on the Equalization Payment, the Executive retains an amount of the Equalization Payment equal to the Excise Tax imposed upon the Payment.

     (b) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Equalization Payment. Such notification shall be given no later than fifteen (15) business days after the receipt by the Executive of such a claim by the Internal Revenue Service.


V       PAYMENT

                  All payments made pursuant to this Agreement will be subject to the withholding of applicable federal, state and local income taxes as well as any governmental or court order of a competent jurisdiction.


VI      VESTING OF STOCK OPTIONS

                  Vesting of any long-term incentive grants and awards resulting from employment terminations, regardless of the reason for or date of such termination, shall be governed by the long-term incentive plan document and any grant or award agreements and shall not be affected by the terms of this Agreement.


VII     AT WILL EMPLOYMENT

                  The Company and the Executive acknowledge that the Executive's employment with the Company is and shall continue to be at-will, as defined under applicable law. If the Executive's employment terminates for any reason, whether prior to or after a Change of Control, the Executive shall not be entitled to any payments or benefits, other than as provided by this Agreement, the Executive's Employment Agreement and/or as may otherwise be available in accordance with the terms of the Company's then existing employee plans and written policies in effect at the time of termination.


VIII    TERMINATION

                  This Agreement shall terminate, except for any unpaid obligations of the Company, at the earlier of December 2, 2002 or two years following a Change of Control of the Company.


IX      NO OBLIGATION TO MITIGATE

                  The Executive is under no obligation to mitigate damages in the amount of any payment provided herein by seeking other employment or otherwise.

X       ASSIGNMENT, SUCCESSORS

                  (a) Without limiting the rights of the Executive as provided in Section III hereof, the Company shall require any successor to or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) of all or substantially all of the business and/or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive, to expressly and unconditionally assume and agree to perform this Agreement.

                  (b) This Agreement shall inure to the benefit of and be enforceable by the Executive's personal and legal representatives, executors, administrators, successors, heirs, distributes, devises and legatees. If the Executive dies while any amounts are payable hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there is no such designee, to the Executive's estate.

                  (c) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive except by will or the laws of descent and distribution.


XI      NOTICE

                  For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

     If to the Company:

         First Aviation Services Inc.
         15 Riverside Avenue
         Westport, CT  06880-4214
         Attn:  Michael C. Culver

         Telephone:  (203) 291-3300
         Fax:  (203) 291-3330


    If to the Executive:

         John A. Marsalisi
         22 White Oak Lane
         Stamford, CT  06905

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

XII     MISCELLANEOUS

                  (a) No provisions of this Agreement may be modified, waived or discharged except in a writing signed and dated by both parties. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time.

                  (b) This Agreement reflects the entire agreement of the parties with respect to its subject matter, and supersedes all previous agreements. No agreements or representations, oral or otherwise, expressed or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

                  (c) This Agreement shall be governed and construed in all respects in accordance with the internal laws of the State of Connecticut.

                  (d) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

                  (e) This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

                  (f) Any action at law or in equity under this Agreement shall be brought in the courts of the State of Connecticut and in no other court (whether or not jurisdiction can be established in another court). Each party to this agreement waives the right to argue that venue is not appropriate to the Courts of the State of Connecticut. The parties hereby knowingly, voluntarily and intentionally waive any right that they may have to a trial by jury, this waiver being a material inducement for the parties entering into this agreement.


                  IN WITNESS WHEREOF, the Executive has hereunto set his hand and, pursuant to the authorization from its Board of Directors or the Executive Committee of the Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all on the day and year first written above.

                             FIRST AVIATION SERVICES INC.
                             a Delaware corporation


                             By: /s/ Michael C. Culver
                                ----------------------
                             Michael C. Culver
                             Chief Executive Officer

                             John A. Marsalisi
                             an individual


                             /s/ John A. Marsalisi
                             ---------------------